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Exhibit 1

ROYAL OLYMPIC CRUISE LINES INC.
87 Akti Miaouli
185 38 Piraeus, Greece

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on November 18, 2003

        The Annual Meeting of Shareholders of Royal Olympic Cruise Lines Inc., a Liberian corporation (the "Company"), will be held at 87 Akti Miaouli, 185 38 Piraeus, Greece on November 18, 2003 at 11:00 a.m. local time for the following purposes:

          I.     To elect three Class II Directors to hold office until the 2006 Annual Meeting of Shareholders and until the election and qualification of their successors.

          II.    To consider and act upon a proposal to appoint Ernst & Young as the Company's auditors for the fiscal year ending November 30, 2003.

          III.  To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The attached Proxy Statement more fully describes the foregoing proposals.

        Only shareholders of record at the close of business on October 10, 2003 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The presence in person or by proxy of shareholders of record holding at least a majority of shares of the Company's common stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.

ROYAL OLYMPIC CRUISE LINES INC.
87 Akti Miaouli
185 38 Piraeus, Greece

PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on November 18, 2003

        This Proxy Statement is being provided to shareholders of Royal Olympic Cruise Lines Inc., a Liberian corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders of the Company to be held on November 18, 2003, and at any adjournment thereof (the "Annual Meeting"). A copy of the Notice of the Annual Meeting accompanies this Proxy Statement. The approximate date on which this Proxy Statement and the accompanying proxy will be first given or sent to shareholders is October 14, 2003.

        At the Annual Meeting, shareholders will be asked to consider and act upon proposals to: (i) elect three Class II Directors, and (ii) reappoint the Company's auditors.

        Only shareholders of record on October 10, 2003 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. Each shareholder of record is entitled to one vote for each share of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), held on the Record Date. The presence in person or by proxy of shareholders holding at least a majority of the shares entitled to vote at the Annual Meeting will be a quorum for the transaction of business at the Annual Meeting. On the Record Date, the Company had 13,997,500 shares of Common Stock outstanding and entitled to vote.

        ROC Holdings Inc. owns 7,197,500 shares of Common Stock, representing 51.4% of the issued and outstanding shares. Votes by ROC Holdings Inc. alone will be sufficient to elect each of the nominated directors, and to approve the proposal to appoint Ernst & Young as the Company's auditors.

        Directors will be elected by a plurality of the votes cast in such election, and each other proposal must be approved by a majority of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting. Abstentions and broker non-votes (if any) will not be counted as votes cast on any such other proposal.

        If the proxy in the enclosed form is duly executed and returned, all shares of Common Stock represented thereby and entitled to vote at the Annual Meeting will be voted and, where specification is made by the shareholder on the form of proxy, will be voted in accordance with such specification. If no specification is given, the persons named in the accompanying proxy intend to vote FOR each of the nominees specified in Proposal One and FOR Proposal Two.

        The Board of Directors of the Company has carefully considered each of the proposals being submitted to the shareholders at the Annual Meeting and unanimously recommends that shareholders vote FOR each proposal.

        Any shareholder may revoke his or her proxy by delivering notice of revocation to the Secretary of the Company at any time before such proxy is voted.

        The Board of Directors does not know of any matter, other than those set forth herein, that is expected to be presented for consideration at the Annual Meeting. If other matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

        All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. Solicitation of proxies will be primarily by mail. The Company has employed International Marketing Strategies, Inc., 28 Southfield Avenue, Stanford, CT 06902, to assist in the solicitation of proxies on its behalf. Proxies may also be solicited by directors, officers or employees of the Company in person, by telephone or otherwise.

PROPOSAL ONE
ELECTION OF DIRECTORS

        The Board of Directors has fixed its number at ten. Under the Company's Articles of Incorporation and By-laws, the Board of Directors of the Company is divided into three classes, Class I, presently comprised of three directors, Class II, presently comprised of three directors and Class III, presently comprised of four directors. Each class has a staggered three-year term. The terms of each Class II Director expire this year, and such individuals are standing for re-election.

  Class II Director Nominees (Terms to Expire in 2006)

        The Board of Directors recommends the election of Yiannos Pantazis, Costakis Loizou and Vakis Loizou as Class II Directors of the Company, each of whom is to hold office until the 2006 Annual Meeting of Shareholders and until the election and qualification of his successor.

        Yiannos Pantazis has been Chief Executive Officer of the Company since May 2001 and a director since July 16, 2001. Mr. Pantazis holds an MBA from Harvard Business School and a BSc. in Hotel Management from Cornell University. In 1989 he was appointed Vice President—Development for Meridien Hotels in the Paris head office, before becoming Vice President—Sales and Marketing in Abu Dhabi, responsible for the marketing and sales of ten Meridien hotels throughout the Middle East. He moved to the Amathus Group in Cyprus in 1994, where he was General Manager of the Aviation Division, before being promoted to Chief Executive Officer of the Group, which includes three luxury hotels, as well as Aviation, Shipping and Tourism Divisions. In May 2000, Mr. Pantazis began working for the Louis Group in Cyprus, where he was General Manager Development of Louis Hotels, before being appointed Chief Executive Officer of Louis Cruise Lines in November 2000, a position he left to join the Company.

        Costakis Loizou has been a director of the Company since December 22, 1999. He has been Chairman and Managing Director of the Louis Group of Companies, based in Nicosia, Cyprus, since 1971. The Group was founded in 1938 by the late Louis Loizou (father) and is today the largest privately held organization in Cyprus, employing over 8,000 personnel. It is involved in all forms of travel, tourism, cruising, hotels, catering and duty free shops. Mr. Loizou is also Chairman and Managing Director of Louis Cruise Lines Ltd., which is quoted on the Cyprus Stock Exchange, and Chairman of Louis Hotels Ltd, a public company expected to be listed soon on the Cyprus Stock Exchange. Mr. Loizou has served on a number of Boards in Cyprus, including the American Association of Travel Agents, the Higher Institute for Hotel and Catering, the Cyprus Hotel Association, the Committee for Public Transport, the Cyprus Petroleum Refinery, the Cyprus Shipping Council, the Cyprus Telecommunications Authority, the Cyprus Car Rental Association, the Cyprus Environmental Protection Association, the Cyprus Employers' and Industrialists' Federation, Alpha Bank, and several private companies. Since 1989, he has been the Honorary Consul General of the Republic of Hungary, who awarded him the "Commander's Cross of the Order of Merit", the country's highest recognition. He has also been awarded the "Cavalier's Order of Merit" by the Polish Republic.

        Vakis Loizou has been a director of the Company since December 22, 1999. He is presently the Executive Vice-Chairman of the Louis Organisation, a director of Louis Cruise Lines Ltd., a director of Louis Ltd., Chairman of Eurest Inflight Services, as well as director of all the subsidiary and associated companies of the Louis Organisation. He has served as President of the Cyprus Chapter of the Society of Travel Agents (ASTA) for two terms, Secretary of the Association of Cyprus Travel (ACTA), Vice-President of the Anti-Narcotics Association and is presently Secretary General of the Cyprus Hotel Association. He is the brother of Mr. Costakis Loizou.

Continuing Directors

  Class I Directors (Terms to Expire in 2005)

        Parker Quillen has been a director of the Company since July 16, 2001. He is the President of Quilcap Corp., an investment management firm based in New York. Prior to establishing Quilcap, Mr. Quillen was a Vice-President of Lazard Freres & Co. He holds a degree in Economics from New York University.

        Michael Jolliffe has been a director of the Company since December 17, 1997. He is Deputy Chairman and director of Tsakos Energy Navigation Limited, a shipping company owning twenty-seven oil tankers and quoted on the New York, Bermuda and Oslo Stock Exchanges. He is a director of Klonatex SA and Naoussa Spinning Mills SA, two companies quoted on the Athens Stock Exchange. These two companies and their subsidiaries constitute the third largest integrated textile group in Europe. Until early 2002, he was deputy Chairman and director of Global Ocean Carriers Limited, a shipowning company owning two dry bulk carriers and eight container ships. Global filed for protection under Chapter 11 of the U.S. Bankruptcy Code in February 2000 and has since had a plan of restructuring confirmed. Mr. Jolliffe is Chairman of Wigham Richardson (Shipbrokers) Limited, one of the oldest firms of shipbrokers in the City of London, Chairman of Shipping Spares Repairs and Supplies Limited, an agency representative company in Greece, and Chairman of Eurotrans Hermes Hellas SA, a Greek company that owns the agency for the tram and train divisions of Skoda. Mr. Jolliffe is also a director of various private companies involved in shipping, oil and property interests.

        Christos Mavrellis has been a director of the Company since December 22, 1999. He has been practicing law in Cyprus since 1972. From 1982 to 1985 he served as Minister of Transport, Communications and Public Works and from 1985 to 1988 as Minister of Finance of the Republic of Cyprus. He is an associate member of the Chartered Institute of Arbitrators, an associate member of the Council of the Mediterranean Maritime Arbitrators and a Senator of the Offshore Institute.

  Class III Directors (Terms to Expire in 2004)

        John Evangelides has been a director of the Company since December 22, 1999. He is currently a consultant to IAC Holdings Ltd, a film financing and distribution company. From 1983 to 1998 he worked for HSBC Plc, beginning as an Assistant Director, Director of Samuel Montague and rising to become the Managing Director and Head of Financing at HSBC Investment Bank Plc. Prior to that he worked for The First National Bank of Chicago in London from 1976 to 1983, becoming Team Head of the International Banking Department, and at S.G. Warburg from 1974 to 1976 in the International Corporate Finance Division.

        Rex Harrington has been a director of the Company since December 22, 1999. He is the former Director of Shipping at The Royal Bank of Scotland (RBS) where he had responsibility for its extensive shipping portfolio (RBS is the largest lender to the Greek shipping industry, but is also substantial in other international shipping markets). He has wide experience of the shipping industry and of marine finance, starting his career at the Bank of England after graduating from Oxford University with a Masters degree. He is now an independent shipping advisor. Mr. Harrington is the Chairman of the Advisory Board of the Liberian International Ship and Corporate Registry and a director of the following companies: General Maritime Corporation (quoted on the NYSE), A/S Dampskibsselskabet TORM (quoted on NASDAQ and the Copenhagen Stock Exchange), the International Chamber of Commerce—Commercial Crime Services, which incorporates the International Maritime Bureau. In addition, he is a Deputy Chairman of the International Maritime Industries Forum and a member of the following organizations: InterCargo advisory panel; General Committee, Lloyds Register of Shipping; Steering Committee of the London Shipping Law Centre; the Baltic Exchange; and the Worshipful Company of Shipwrights (Liveryman). Mr. Harrington is a former director of Lloyds

Register of Shipping (1994 to 1999) and Horace Clarkson Plc (international shipbrokers) (1995 to 1998).

        Tassos Potamianos has been a director of the Company since December 22, 1999. He is the nephew of Andreas Potamianos. After qualifying as a lawyer in both France and the United States, he joined Epirotiki Cruise Lines, a predecessor of the Company, in 1985, establishing and managing the company's Paris sales office. From 1996 to 1999 he was Vice President of Hotel Operations at Royal Olympic Cruises in Piraeus.

        Andreas Potamianos has been a director of the Company since December 17, 1997. In addition, he has been legal consultant to the Company from its formation. He was legal consultant to Epirotiki Cruise Line, a predecessor of the Company, from 1962 to 1995, and was active in the structuring of the Company. He has been a Vice President of the Company from 1997 and was Co-Chairman from 1998 to 1999. He has also been President of the Greek Passenger Shipowners Association since 1980.

  Information about Directors and Committees

        During the fiscal year ended November 30, 2002, four meetings of the Board of Directors were held, and during the period from December 1, 2002 through August 31, 2003, three meetings were held. All current directors attended at least 75% of the Board and Committee meetings.

        There are three standing committees of the Board of Directors: an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee is currently comprised of three members: Messrs. C. Loizou, A. Potamianos and Pantazis. The Compensation Committee is currently comprised of three members: Messrs. Jolliffe, Mavrellis and Quillen. The Audit Committee is currently comprised of three members: Messrs. Harrington, Evangelides and Jolliffe. The Executive Committee meets informally throughout the year. The Audit Committee met four times, and the Compensation Committee met two times, during the fiscal year ended November 30, 2002.

        The Articles of Incorporation and By-laws of the Company provide that the Company will, to the fullest extent authorized by Liberian law, indemnify each of its officers and directors against judgments, fines, amounts paid in settlement and expenses incurred in the defense of any action commenced against any such officer or director of the Company.

PROPOSAL TWO
APPOINTMENT OF AUDITORS

        The Board of Directors, acting on the recommendation of the Audit Committee, recommends approval by the Company's shareholders of the appointment of Ernst & Young, 3-5 Ilission Str. 11528 Athens, Greece, as auditors of the Company for the fiscal year ending November 30, 2003. Ernst & Young has served as auditors of the Company since the Company's inception. A representative of Ernst & Young will be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she decides to do so. Such representative will also be available to respond to appropriate questions from shareholders at the Annual Meeting.

OTHER MATTERS

        The Company is unaware of any matters, other than those identified above, which will be brought before the Annual Meeting for action. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment in such matters.

By Order of the Board of Directors
/s/ JOHN WICKHAM
John Wickham Assistant Secretary
October 14, 2003

QuickLinks

  Exhibit 1
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO APPOINTMENT OF AUDITORS
OTHER MATTERS